Avadel Announces Resignation of Kevin Kotler from Board of Directors

DUBLIN, Ireland, October 4, 2019 -- Avadel Pharmaceuticals plc (Nasdaq: AVDL), a company focused on developing FT218, a once-nightly formulation of sodium oxybate, for narcolepsy, today announced that Kevin Kotler, the Managing Member of Broadfin Capital, LLC, has resigned from the Board of Directors.

“On behalf of the Avadel Board of Directors I would like to thank Kevin for his service.  He joined our board at an important time in the company’s history and catalyzed actions that have helped put the company in the best possible position to capitalize on the value of FT218,” said Geoffrey Glass, Chairman of Avadel’s Board of Directors.

“After many months of working closely with my fellow directors and the new management team to put Avadel on the path towards value creation, I am pleased to have helped bring meaningful change to Avadel for the benefit of the company and its shareholders.  The company has made significant progress with a focus on building long term shareholder value.  I believe strongly in the future of Avadel and am proud of the progress that's been made in such a short period of time, and now is the right time for me to leave the Board to increase my focus on other investment opportunities,” said Kevin Kotler, the Managing Member of Broadfin Capital, LLC.

About Avadel Pharmaceuticals plc:
Avadel Pharmaceuticals plc (Nasdaq: AVDL) is a branded specialty pharmaceutical company.  The Company’s primary focus is the development and potential FDA approval of FT218, which is in a Phase 3 clinical trial for the treatment of narcolepsy patients suffering from excessive daytime sleepiness (EDS) and cataplexy.  In addition, Avadel develops and markets a portfolio of sterile injectable drugs used in the hospital setting. For more information, please visit www.avadel.com.

Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements (which may be identified by words and phrases such as “to capitalize,” “on the path towards” and “focus on building”) are not statements of historical facts regarding Avadel, FT218, the FDA review process relating to FT218 including the expected timing of that process, and the possible commercial launch of FT218. All forward-looking statements involve risks and uncertainties, including, without limitation, the risks that i) the Company may encounter challenges in the remaining development efforts for FT218, ii) the FDA may determine there are deficiencies in the new drug application (NDA) for FT218 or may never approve the NDA for FT218, iii) FT218 may not have the therapeutic benefits the Company anticipates, iv) the commercial launch of FT218 could be delayed, v) FT218 may not achieve commercial acceptance, vi) other companies may develop competing products that may receive FDA approval before FT218, and vii) the other risks detailed in Avadel’s filings with the SEC, including, without limitation, its Form 10-K, Forms 10-Q and other reports on Forms 8-K, all of which can be obtained on the SEC website at www.sec.gov. Avadel assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

Contacts:	Michael F. Kanan
Chief Financial Officer
Phone: (636) 449-1844
Email: mkanan@avadel.com

Tim McCarthy
LifeSci Advisors, LLC
Phone: (212) 915.2564
Email: tim@lifesciadvisors.com